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                                  EXHIBIT 99.1


                     BRIGHTPOINT SEES FIRST QUARTER AND 1999
                           EARNINGS BELOW EXPECTATIONS


         Indianapolis, Indiana-March 10, 1999-Brightpoint, Inc. (NASDAQ: CELL) announced today that, due to recent developments, it anticipates that revenue and net income for the quarter ending March 31, 1999 and for the year ending December 31, 1999 will fall below expectations. The Company plans to report final results for the quarter on April 29, 1999.

         The Company currently anticipates that revenue for the first quarter will be in the range of $375 million to $400 million, and earnings per share (before the cumulative effect of the change in accounting principle discussed below) will be approximately zero. Several factors have contributed to lower than anticipated revenues and operating income for the first quarter of 1999. These factors may also impact the remaining quarters of 1999.

         Beginning in late January, the Company experienced difficulties in procuring adequate supply of product in the Asia-Pacific region, specifically in China and Taiwan. The Company has adopted a strategy in China of procuring its supply from manufacturers in China. This strategy resulted in inadequate supply of product for the first quarter. In addition, trading companies selling product into China from other markets have continued to create price instability, thereby lowering the Company's margins.

         The Company's Latin America division is being adversely impacted primarily by the effect of the devaluation of the Brazilian real, which occurred on January 13, 1999. As nearly all of the Company's transactions in Brazil are real-denominated, the translation of the transactions into US dollars at devalued exchange rates will result in a lower contribution to consolidated revenues and operating income.

         In both the Asia-Pacific and Latin America divisions, the Company has focused on strengthening its balance sheet by tightening credit policies in response to recent economic uncertainties in those regions. Although the Company believes that its policies are appropriate and prudent, the Company may have lost sales to competitors offering more liberal credit terms.

         In its Europe, Middle East and Africa division, the Company successfully implemented its strategy of exiting the trading business in the fourth quarter of 1998 to develop stronger relationships with the wireless equipment manufacturers. While the Company continues to believe this strategy is appropriate, the Company has currently been unable to replace the trading revenue previously derived in the United Kingdom and Germany with revenues from sales or services provided directly to the network operators.




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         The Company anticipates its North America division will generate revenue and operating income consistent with the Company's expectations as demand remains strong for the Company's products and services. The North America division has implemented a strategy of providing outsourced services to wireless equipment manufacturers and network operators. The deployment of this strategy has resulted in a more predictable and more profitable business model in North America. Each of the Company's divisions is in various stages of implementing this strategy, however, implementation in the North America division is the most advanced.

         The Company also anticipated revenue and operating income to be generated in the first quarter of 1999 from its agreements with various Iridium Gateways Operators and Kyocera Corporation. Due to the limited activity experienced by Iridium and the later than anticipated availability of Kyocera handsets, these agreements have resulted in only nominal sources of revenue and operating income.

         The Company will also record in the first quarter of 1999 a cumulative effect adjustment for a change in accounting principle. The change in accounting principle results from the required adoption of American Institute of Certified Public Accountants Statement of Position 98-5, Reporting the Costs of Start-up Activities, which requires the write-off of unamortized pre-operating and organizational costs that were previously capitalized in accordance with generally accepted accounting principles then in effect. The adjustment for the write-off of these amounts, which will be shown net of tax and after earnings from continuing operations, is expected to range from $12 million ($0.22 per share) to $15 million ($0.28 per share).

         "We are very disappointed in the outlook for our first quarter," stated Robert J. Laikin, Chairman and Chief Executive Officer of Brightpoint, Inc. "However, we remain committed to our business strategies and to the key markets around the world in which we operate. We view our success in North America as validation of the business model that we are deploying in all of our regions. We continue to view our goal as generating long-term shareholder value through profitable, controlled growth and prudent balance sheet management."

         Brightpoint, Inc. is a leading provider of innovative services to network operators and equipment manufacturers in the global wireless telecommunications industry. Brightpoint strives to enhance the success of its customers through the specialized and focused provision of efficient and effective solutions for their mission critical business requirements. The Company's innovative services include inventory management, prepaid solutions, custom packaging and other outsourced services. Additional information about the Company can be found on its website at www.brightpoint.com, or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

          "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company's actual results to differ from the reported results expressed in such forward-looking statements.



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Investors are referred to the Company's Cautionary Statements (Exhibit 99 to the
Company's most recent Form 10-Q), which statements are incorporated into this news release by reference.

Contact:    Brightpoint, Inc., Indianapolis, Indiana
            Phillip A. Bounsall, Chief Financial Officer
            317-297-6100